EXHIBIT 8.2

[Form of Opinion of Elias, Matz, Tiernan & Herrick L.L.P.]

[__, 2004]

Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540

Re:	Registration Statement on Form S-4/F-4
Merger of Banknorth Group, Inc. with and into Banknorth Delaware
Inc.

Ladies and Gentlemen:

     We have acted as special counsel to Banknorth Group, Inc., a Maine corporation (“Banknorth”), and Banknorth Delaware Inc. (“Banknorth Delaware”), a Delaware corporation and a wholly-owned subsidiary of Banknorth, in connection with the Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, by and among The Toronto-Dominion Bank, a Canadian-chartered bank (“TD”), Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD, Banknorth and Banknorth Delaware (the “Merger Agreement”), which sets forth the terms and conditions under which, among other things, Banknorth will merge with and into Banknorth Delaware (the “Migratory Merger”).

     For purposes of the opinion set forth below, we have relied, with the consent of Banknorth and Banknorth Delaware, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of Banknorth and Banknorth Delaware dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Migratory Merger. We also have relied upon the accuracy of the Registration Statement on Form S-4/F-4 filed jointly by Banknorth Delaware and TD with the Securities and Exchange Commission (the “Registration Statement”) and the Prospectus/Proxy Statement of Banknorth and TD included therein (the “Prospectus/Proxy Statement”). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

     We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Banknorth Group, Inc.
        , 2004

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Migratory Merger, the opinion expressed herein may become inapplicable.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that, under currently applicable U.S. federal income tax law, the material federal income tax consequences of the Migratory Merger are as follows:

•	the Migratory Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	A Banknorth shareholder who receives solely Banknorth Delaware common stock in exchange for such shareholder’s shares of Banknorth common stock will not recognize gain or loss;

•	A shareholder’s aggregate tax basis in the Banknorth Delaware common stock received pursuant to the Migratory Merger will equal such shareholder’s aggregate tax basis in the Banknorth common shares being surrendered in the Migratory Merger; and

•	The holding period for the Banknorth Delaware common stock received in the Migratory Merger will include the holding period of the shares of Banknorth common stock being surrendered in the Migratory Merger.

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Migratory Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We express no opinion to any party as to the tax consequences of the acquisition merger (as such term is defined in the Merger Agreement) or any transactions related thereto. We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the Prospectus/Proxy Statement constituting a part thereof.

Very truly yours,